Exhibit 10.16

Second Amendment to the Umbrella Agreement

This Second Amendment to the Umbrella Agreement (this “Amendment”) is made and entered into as of August 13, 2021 by and between Tempur-Pedic North America, LLC (“Tempur-Pedic”), and Sealy Mattress Manufacturing Company, LLC (on behalf of itself and Sealy Mattress Company of New Jersey, Inc.) (“Sealy”) (collectively, “Companies” or “Sponsor”), and Mattress Firm, Inc. (“MF” or “Authorized Retailer”).

WHEREAS, Companies and MF entered into that certain Umbrella Agreement, effective June 17, 2019 (the “Original Agreement”), which includes, among other exhibits, Exhibit B (Incentive Agreement) (the “Incentive Agreement”), as amended by that certain First Amendment to the Umbrella Agreement dated effective October 1, 2020 (as so amended, the “Agreement”); and

WHEREAS, the Parties desire to further amend the terms of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto agree as follows:

1.	Extended Term. Section 6 (Term) of the Incentive Agreement is deleted in its entirety and replaced with the following:

6. Term. Except as set forth in any Program-Specific Terms applicable to a particular Program, the term of a Program will begin on the effective date of the Umbrella Agreement and, unless earlier terminated in accordance with the MRA or the Program Terms (including any Program-Specific Terms), will continue through September 30, 2025 (the “Initial Term”). Unless a party provides written notice of nonrenewal to the other party at least sixty (60) calendar days prior to the expiration of the Initial Term or renewal term, the term of a Program will automatically renew for successive periods of one (1) year. The Initial Term and any renewal terms are collectively the “Term.” Nothing in this Section will otherwise affect the Parties’ respective termination rights under these Program Terms.

2.	Co-Op Year. The definition of “Co-Op Year” as set forth in Section 8(c)(ii) of the Incentive Agreement is deleted in its entirety and replaced with the following:

“Co-Op Year” means the period running from July 1 through June 30. Unless the term of a Program is not renewed beyond the Initial Term in accordance with Section 6 (Term) as amended, the final Co-Op Year shall be July 1, 2024 through June 30, 2025; provided that Retailer shall continue to earn Co-Op Advertising Allowance during the final quarter of the Term.

3.	Section 8(c)(iii). Section 8(c)(iii) of the Incentive Agreement is deleted in its entirety and replaced with the following:

iii. This Section 8(c)(iii) will apply if and only if either party provides written notice of nonrenewal prior to the expiration of the Initial Term in accordance with Section 6 (Term) as amended; for the avoidance of doubt, this Section 8(c)(iii) will not apply if the term of a Program is renewed beyond the Initial Term pursuant to Section 6 (Term) as amended. For the final Quarter of the Term (July 1, 2025 through September 30, 2025), a monthly credit memo shall issue in August 2025 for July purchases. No credit memo will issue in September 2025 for August purchases or in October 2025 for September purchases; the Co-Op Advertising Allowance for all months within the Quarter shall be reviewed in the final Quarterly True-Up. MF must submit any documentation of Qualified Advertising Spend for the final Quarter of the Term in October 2025. Sponsor shall have November 2025 to review. If the Qualified Advertising Spend exceeds what has been issued to MF in credit memos to date for the Quarter, Sponsor shall issue a credit memo for the additional Qualified Advertising Spend by December 14, 2025, not to exceed the Co-Op Advertising Allowance accrued for the Quarter. If the Qualified Advertising Spend is less than the amount issued to MF in credit memos to date, Companies shall issue debit memos to MF for the difference by December 14, 2025.

4.	Miscellaneous.

a.     Governing Law; Dispute Resolution: This Amendment, and all claims or disputes between the Parties, will be interpreted, enforced, construed, and governed by the laws set forth in the MRA. The Parties agree to resolve any dispute, claim, or controversy arising under or relating to the Amendment as set forth in the MRA.

b.    Severability. If one or more clauses, sections, or provisions of this Amendment shall be held to be unlawful, invalid, or unenforceable, it is agreed that the remainder of the Amendment and the enforceable part of unenforceable provisions shall remain in full force and effect.

c.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

d.    Confidentiality. The terms of this Amendment and the Agreement are to be treated as strictly confidential by the parties hereto at all times and shall not be disclosed except as required by law.

e.     Agreement. In the event of a conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

f.     Defined Terms. Capitalized terms not defined herein have the meanings given in the Agreement or its Exhibits (including the Incentive Agreement).

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment effective as of the date first set forth above.

TEMPUR-PEDIC NORTH AMERICA, LLC		MATTRESS FIRM, INC.

By:	/s/ Steve Rusing	By:	/s/ Philip Busker
Name:	Steve Rusing, SVP Sales US	Name:	Philip Busker, Chief Merchandising Officer

SEALY MATTRESS MANUFACTURING COMPANY, LLC

By:	/s/ Steve Rusing
Name:	Steve Rusing, SVP Sales US